                                                                   Exhibit 4.1


UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NEITHER THIS NOTE NOR THE GUARANTEE INCLUDED HEREIN IS A BANK DEPOSIT OR INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER INSURER OR GOVERNMENTAL AGENCY.

THE INDENTURE, DATED AS OF DECEMBER 1, 1991, RELATING TO THIS SECURITY, HAS BEEN AMENDED BY A SUPPLEMENTAL INDENTURE, DATED AS OF FEBRUARY 15, 1993, AND FURTHER AMENDED BY A SECOND SUPPLEMENTAL INDENTURE, DATED AS OF FEBRUARY 15, 2000.

                                PNC FUNDING CORP
                       FLOATING RATE SENIOR NOTES DUE 2003

REGISTERED                                                    CUSIP:  693476AQ6
                                                            ISIN:  US693476AQ64
                                                        Common Code:  013350566
No. ___                                                         $

         PNC FUNDING CORP, a corporation duly organized and existing under the laws of Pennsylvania (herein called the "Company," which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of ___________ Dollars on August 1, 2003, and to pay interest quarterly in arrears on February 1, May 1, August 1 and November 1 of each year commencing November 1, 2001, each an "Interest Payment Date," and on the maturity date, at a floating rate of three-month LIBOR plus 0.22%, until the principal hereof is paid or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) at the same rate per annum on any overdue principal and premium and on any overdue installment of interest. Interest shall accrue from August 1, 2001 to November 1, 2001, excluding the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the maturity date, as the case may be. Each of these periods is referred to as an "interest period." Interest will be computed on the basis of a 360-day year for the actual number of days elapsed. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, subject to certain exceptions, will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be January 15, April 15, July 15 or October 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. However, interest payable on the maturity date will be paid to the person to whom the principal will be payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to holders of the Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner acceptable to the Trustee and not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

         The interest rate will be calculated by Deutsche Bank AG London, as calculation agent, except that the interest rate in effect for the period from August 1, 2001 to November 1, 2001 (the "initial interest rate") will be established by the Company as the rate for deposits in U.S. dollars having a maturity of three months commencing on August 1, 2001 that appears on Telerate Page 3750 as of 11:00 a.m., London time, on

July 30, 2001. If no rate appears on Telerate Page 3750, as specified in the preceding sentence, then the initial interest rate will be determined by the Company in the manner described in clause (ii) below, except that the banks referred to in such clause will be selected by the Company rather than the calculation agent.

         The calculation agent will reset the interest rate on each Interest Payment Date, each of which is referred to as an "interest reset date." The second London business day preceding an interest reset date will be the "interest determination date" for that interest reset date. The interest rate in effect on each date that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date, except that the interest rate in effect for the period from and including August 1, 2001 to November 1, 2001, the initial interest reset date, will be the initial interest rate.

         "LIBOR" will be determined by the calculation agent in accordance with the following provisions:

                  (i) With respect to any interest determination date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on that interest determination date. If no rate appears on that interest determination date, LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (ii) below.

                  (ii) With respect to an interest determination date on which no rate appears on Telerate Page 3750, as specified in (i) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at the time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m., New York City time, on the interest determination date by three major banks in New York City selected by the calculation agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR for the interest period commencing on the interest reset date following the interest determination date will be LIBOR in effect on that interest determination date.

         "London business day" means any day on which dealings in U.S. dollars are transacted in the London interbank market.

         "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Market Service or any successor page or service, for the purposes of displaying the London interbank offered rates for U.S. dollar deposits.

         For so long as the Securities are listed on the Luxembourg Stock Exchange, the calculation agent will notify the Luxembourg Stock Exchange and any holders of the Securities of the relevant interest rate, interest period and interest (coupon) amount no later than the first business day following the relevant interest reset date.

         All payments of principal and interest in respect of the Securities shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United States or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event, the Company shall pay such additional amounts as shall result in net receipt by the holders of the Securities who are United States Aliens (as such term is defined below) of such amounts as would have been received by them had no such withholding or deduction been required, except that the foregoing obligation to pay additional amounts shall not apply to:

         (i) any tax, assessment or governmental charge that would not have been so imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or holder of power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or fiduciary, settlor, beneficiary, member, shareholder or holder of a power) being considered as:

                  (A) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment therein;

                  (B) having a current or former relationship with the United States, including a relationship as a citizen or resident or being treated as a resident thereof;

                  (C) being or having been a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign personal holding company with respect to the United States, a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization; or

                  (D) an actual or a constructive "10 percent shareholder" of the Company or the Guarantor as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the "Code");

         (ii) any holder who is a fiduciary or partnership or other than the sole beneficial owner of the Note, but only to the extent that a beneficiary or settlor with respect to such fiduciary or member of such partnership or a beneficial owner of the Note would not have been entitled to the payment of an additional amount had such beneficiary, settlor, member or beneficial owner been the holder of such Note;

         (iii) any tax, assessment or governmental charge that would not have been imposed or withheld but for the failure of the holder, if required, to comply with certification, identification or information reporting or any other requirements under United States income tax laws and regulations, without regard to any tax treaty, with respect to the payment, concerning the nationality, residence, identity or connection with the United States of the holder or a beneficial owner of such Note, if such compliance is required by United States income tax laws and regulations, without regard to any tax treaty, as a precondition to relief or exemption from such tax, assessment or governmental charge;

         (iv) any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the holder of such Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

         (v) any estate, inheritance, gift, sales, transfer, excise, wealth or personal property tax or any similar tax, assessment or governmental charge;

         (vi) any tax, assessment or governmental charge that is payable otherwise than by withholding by the Company or a paying agent from the payment of the principal of or interest on such Note;

         (vii) any tax, assessment or governmental charge required to be withheld by any paying agent from such payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent;

         (viii) any tax required to be withheld or deducted from a payment to an individual which is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusion of the ECOFIN Council meeting of 26-27th November, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

         (ix) any Note presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a Member State of the European Union; or

         (x)    any combination of items (i), (ii), (iii), (iv), (v), (vi),
                (vii), (viii) and/or (ix).

         The term "United States" means the United States of America, the Commonwealth of Puerto Rico and each possession of the United States of America and place subject to its jurisdiction, and the term "United States Alien" means any corporation, individual, estate or trust that, as to the United States, is for United States federal income tax purposes (A) a foreign corporation, (B) a non-resident alien individual or (C) a foreign estate or trust.

         This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities" or "Notes"), issued and to be issued in one or more series under an Indenture, dated as of December 1, 1991, among the Company, PNC Financial Corp (also known as "PNC Bank Corp." and now known as "The PNC Financial Services Group, Inc.") (the "Guarantor") and Manufacturers Hanover Trust Company, as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture) as amended by a Supplemental Indenture dated as of February 15, 1993 by and among the Company, the Guarantor and Chemical Bank (successor by merger to Manufacturers Hanover Trust Company and now known as The Chase Manhattan Bank) ("Trustee"), and as further amended by a Second Supplemental Indenture dated as of February 15, 2000 by and among the Company, the Guarantor and the Trustee (such Indenture as amended being herein called the "Indenture"), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated above, initially limited (except as provided in the Indenture) in aggregate principal amount to $450,000,000.

         The Securities may be redeemed at the option of the Company in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days' notice to the holders of the Securities (which notice shall be irrevocable), at their principal amount (together with interest accrued to the date fixed for redemption), if (i) the Company has or will become obliged to pay additional amounts as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the issue date of the Securities, and (ii) such obligation cannot be avoided by the Company taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obliged to pay such additional amounts were a payment in respect of the Securities then due. Before the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the principal paying agent a certificate signed by two officers of the Company stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred, and an opinion of independent legal advisers of recognized standing to the effect that the Company has or will become obliged to pay such additional amounts as a result of such change or amendment. The Securities are otherwise not redeemable at either the option of the Holder or by the Company prior to the Stated Maturity thereof and are not subject to any sinking fund.

         If an Event of Default (as defined in the Indenture) with respect to the Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

         Unless the certificate of authentication hereon has been executed by the Trustee hereinafter referred to, by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         The indebtedness of the Company evidenced by the Securities, including the principal thereof and interest thereto, is, to the extent and in the manner set forth in the Indenture, senior in right of payment to its obligations to holders of Subordinated Debt Securities and Existing Company Subordinated Indebtedness (each as defined in the Indenture) and shall rank pari passu in right of payment with each other and with Senior Company Indebtedness (as defined in said Indenture), as provided in the Indenture, and each Holder of Securities, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture. The indebtedness of the Company evidenced by the Securities, including the principal thereof and interest thereon, also shall rank pari passu in right of payment with the Company's 6.95% Notes Due 2002 and 7.00% Notes Due 2004, as provided in the Indenture.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the holders of the Securities of any series under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Securities of all series (voting as one class) to be affected by such amendment or modification. The Indenture also contains provisions permitting the holders of specified percentages in principal amount of the Outstanding Securities of any series, on behalf of the holders of all Securities of such series, to waive compliance by the Company or the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Security shall be conclusive and binding upon such holder and upon all future holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

         No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

         The Securities are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. This Security is a global security, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a "Global Note and collectively, the "Global Notes"). Accordingly, unless and until it is exchanged in whole or in part for individual certificates evidencing the Securities represented hereby, this Security may not be transferred except as a whole by The Depositary Trust Company (the "Depositary") to a nominee of such Depositary or by a nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interest of persons that have accounts with the Depositary ("Participants") and the records of Participants (with respect to interests of persons other than Participants)). Beneficial interests in Securities by persons that hold through participants will be evidenced only by, and transfers of such beneficial interests with such participants will be effected only through, records maintained by such participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in this Security. Except as provided below, owners of beneficial interests in this Security will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

         Except in the limited circumstances set forth herein, participants and owners of beneficial interests in the Global Notes will not be entitled to receive Securities in definitive form and will not be considered holders of Securities. If the Depositary is at any time unwilling, unable or ineligible to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, or an event of default has occurred and is continuing, and the Depositary requests the issuance of certificated notes, the Company will issue individual certificates evidencing the Securities represented hereby in definitive form in exchange for this Security in registered form to each person that the Depositary identifies as the beneficial owner of the Securities represented by the Global Notes upon surrender by the Depositary of the Global Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Securities represented by one or more global securities and, in such event, will issue individual certificates evidencing Securities in definitive form in exchange for this Security. In any such instance, an owner of a beneficial interest in a Security will be entitled to physical delivery in certificated form of Securities equal in principal amount to such beneficial interest and to have such Securities registered in its name. Securities so issued in certificated form will be issued in denominations of $1,000 and any integral multiple thereof and will be issued in registered form only, without coupons. Neither the

Company nor the principal paying agent will be liable for any delay by the Depositary, its nominee or any direct or indirect participant in identifying the beneficial owners of the related Securities. The Company and the principal paying agent may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Securities to be issued.

         Except as provided herein, beneficial owners of Global Notes will not be entitled to receive physical delivery of Securities in definitive form and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Securities.

         Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the Global Notes through either the Depositary (in the United States) or Clearstream Banking Luxembourg S.A. ("Clearstream Luxembourg") or the Euroclear System ("Euroclear") in Europe, either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of the Depositary.

         The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Securities represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Securities represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

         Neither the Company, the Trustee, the principal paying agent nor any Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Securities by the Depositary, Clearstream, Luxembourg, or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Securities.

         If the Company issues certificated Securities, holders may obtain certificates at the offices of the Luxembourg paying and listing agent. The Company will make those certificates available in Luxembourg at the time the Company delivers certificates to the principal paying agent.

         The Chase Manhattan Bank will act as the Company's principal paying agent with respect to the Securities through its offices presently located at 450 West 33rd Street, New York, New York 10001. The Company may at any time rescind the designation of a paying agent, appoint a successor paying agent, or approve a change in the office through which any paying agent acts. For as long as the Securities are listed on the Luxembourg Stock Exchange, the Company will maintain a paying agent in Luxembourg with respect to the Securities. Deutsche Bank Luxembourg SA, as the Luxembourg paying and listing agent, will act as the Company's paying agent in Luxembourg with respect to the Securities through its offices located at 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. Payments of interest and principal may be made by wire-transfer in immediately available funds in U.S. dollars for Securities held in book-entry form or, at the Company's option in the event the Securities are not represented by Global Notes, by check mailed to the address of the person entitled to the payment as it appears in the Security register. Payment of principal will be made upon the surrender of the relevant Securities at the offices of the principal paying agent or Luxembourg paying and listing agent.

         For as long the Securities is listed on the Luxembourg Stock Exchange, the Company will publish notice of any change in a paying agent with respect to the Securities in a daily newspaper of general circulation in Luxembourg (which is expected to be the Luxembourger Wort).

         Notices to the holders of registered Securities will be mailed to them at their respective addresses in the register of the Securities and will be deemed to have been given on the fourth weekday (being a day other than Saturday or Sunday) after the date of mailing. Notices to the holders of registered Securities that are listed on the Luxembourg Stock Exchange will also be published in a daily newspaper of general circulation in Luxembourg (which is expected to be the Luxembourger Wort). For so long as the Securities are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying and listing agent with respect to the Securities will be published in Luxembourg in the manner set forth above.

         The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the holders of Securities with respect to the Indenture or for any remedy under the Indenture.

         All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

                                -- END OF PAGE -
                      [signatures appear on following page]

         IN WITNESS WHEREOF, PNC Funding Corp has caused this Note to be signed in its name by its Chairman of the Board, President or any Executive or Senior Vice President, and by its Secretary or an Assistant Secretary, or by facsimiles of any of their signatures, and its corporate seal, or a facsimile thereof, to be hereto affixed.

Dated:  August 1, 2001

                                          PNC FUNDING CORP


                                          By
                                             --------------------------------
                                             Name:  Robert L. Haunschild
                                             Title: Chairman and President



Attest:



---------------------------
Name:  Dale F. Marrison
Title: Assistant Secretary


[SEAL]

                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

        This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

                                            THE CHASE MANHATTAN BANK
                                                as Trustee



                                            By
                                               -------------------------------
                                               Authorized Officer